Exhibit 99.2

Oregon Pacific Bancorp Reports Year End Earnings

    FLORENCE, Ore.--(BUSINESS WIRE)--Feb. 9, 2004--Oregon Pacific Bancorp (OTCBB:OPBP), holding company for Oregon Pacific Banking Co., announced that for the three months ended December 31, 2003, net income increased to $246,092, or $0.11 per common share, compared to $191,719, or $0.09 per common share, for 2002. For the year ended December 31, 2003, net income was $961,839 or $0.45 per common share, compared to $821,809 or $0.39 per common share for the same period in 2002, an increase of 17%.
    Total assets for the company were $120.7 million at December 31, 2003, a 13% increase over $107.0 million at December 31, 2002. Net loans were $82.7 million, representing a 17% increase over last year-end's balance of $71.0 million.
    The company's allowance for loan losses was increased by $40,000 for the quarter ending December 31, 2003, bringing the total annual provision to $170,000 and the ending reserve to $1,315,955, or 1.49% of gross loans. Net charge-offs for the year were $27,070 compared to $9,179 for 2002. There were no non-performing loans at December 31, 2003 compared to $59,752 at December 31, 2002.
    Oregon Pacific Bancorp is a financial holding company for Oregon Pacific Banking Co. headquartered in Florence, Oregon. The Bank also has branches in Roseburg, Coos Bay, and Sutherlin, Oregon. The Company's stock is traded on the OTC Bulletin Board under the symbol OPBP.
    The discussions included in this release contain statements that may be deemed forward looking statements within the meaning of the federal securities laws. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from these statements. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as "expects," "anticipates," "believes," "estimates," "plans," "projects," or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by certain factors, including but not limited to, the financial success or changing conditions or strategies of the Company's customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel, and general economic conditions.


                        OREGON PACIFIC BANCORP
                    Selected Financial Information
                (In thousands, except per share data)

                         Three months ended          Year ended
                            December 31,            December 31,
                          2003        2002        2003        2002
                       ----------- ----------- ----------- -----------
Condensed Results of Operations
-------------------------------

Interest income        $    1,775  $    1,732  $    7,155  $    6,446
Interest expense              327         446       1,554       1,706
Net interest income         1,448       1,286       5,601       4,740
Provision for possible
 loan losses                   40         101         170         280
Noninterest income            546         630       2,449       2,062
Salaries and employee
 benefits expense           1,138         916       4,193       3,377
Occupancy and
 equipment expense            159         152         628         530
Other noninterest
 expense                      327         488       1,720       1,541
                        ----------  ----------  ----------  ----------

Operating income
 before provision for
 taxes                        330         259       1,339       1,074
Provision for income
 taxes                         84          67         377         252
                        ----------  ----------  ----------  ----------

Net income             $      246  $      192  $      962  $      822
                        ==========  ==========  ==========  ==========

Income per share of
 common stock
  Basic                $     0.11  $     0.09  $     0.45  $     0.39
  Diluted              $     0.11  $     0.09  $     0.45  $     0.39

Weighted average
 shares outstanding
  Basic                 2,171,366   2,133,237   2,151,496   2,124,904
  Diluted               2,172,862   2,143,114   2,159,772   2,131,252


                            December 31,
                         2003        2002
                      ----------- -----------
Selected Balance Sheet Data
---------------------------
Total Assets           $  120,700  $  107,020
Loans outstanding, net $   82,722  $   70,989
Investment securities  $   17,844  $   14,745
Deposits               $   97,488  $   88,515
Shareholders equity    $    8,636  $    7,893
Shareholders equity
 per common share      $     3.97  $     3.70

Loan allowance to
 total loans                  1.5%        1.5%
Net loans to deposits        84.9%       80.2%

Other data
----------
Return on average
 equity                     11.65%      10.86%
Return on average
 assets                      0.87%       0.88%

    CONTACT: Oregon Pacific Bancorp
             Thomas K. Grove or Joanne Forsberg, 541-997-7121